                   JACOBSON RESONANCE ENTERPRISES, INC. (JRSE)

                                License Agreement

         AGREEMENT ("Agreement"), made and entered into as of the 4th day of
April, 2003, in duplicate originals by and between JACOBSON RESONANCE
ENTERPRISES, INC., a Nevada corporation authorized to do business in the State of Florida, having an office and place of business at 8200 Jog Road, Suite 100,
Boynton Beach, Florida 33437 ("Licensor"); and P.E.R., Inc., Suite 4 Temple
Building, Main & Prince William Streets, Charlestown, Federation of St. Kitts
Nevis ("Licensee").

         WHEREAS, Licensor has expended considerable resources to research, develop, test, patent and receive regulatory clearances and approvals in medicine for its proprietary magnetic resonance technology, Jacobson Resonance, by means of technologies and device(s) known as "Jacobson Resonators", "Jacobson
Resonance Technology" and or "Magnetic Resonance Therapy" (the "Jacobson
Resonance Technologies"), holds US an International patents covering
"bioelectromagnetics and magnetic resonance therapy and the use of very weak electromagnetic fields as applied to multiple industries, included but not limited to: Healthcare, Medicine, Veterinary Medicine, Pharmaceutical, Food and
Beverage, Construction, Agriculture and the Environment ; AND,

         WHEREAS, Licensee possesses the experience, contacts, expertise, market know-how, distribution and financial contacts to develop a sustainable business, in the Portable Battery Powered Resonators for Human Usage Arena and to
distribute and/or manufacture these Portable Battery Powered Resonators for
Human Usage utilizing Jacobson Resonance Technologies (the "Licensed
Technologies" as defined hereafter in this Agreement); AND

         WHEREAS, the Licensee desires to market, sell, distribute and/or manufacture  the Licensed Technologies throughout the world, excepting the
United States of America, (the "Territory"); AND,

         WHEREAS, Licensee agrees to comply with all provisions of the United
States Foreign Corrupt Practices Act.

         NOW, THEREFORE, in consideration of the mutual covenants set forth, the
Licensor and Licensee do hereby respectfully grant, agree and covenant this agreement as follows:

1.       DEFINITIONS.

1.1      Territory:  The geographic area, or countries or countries, as specified in the preamble and herewith annexed under Exhibit A.

1.2      Licensed Technologies:  The following Jacobson Resonance Technologies:
All current and future models of Portable Battery Powered Resonators for Human
Usage and such other products and services as the parties may agree upon in writing.

1.3      License Year:  A twelve (12) month period beginning on January 1 and ending on December 31, except that the first License Year begins on the date hereof and ends on December 31, 2003.

2        GRANT OF LICENSE.

2.1      Grant of License and Product Designations: Subject to the terms of this
Agreement, Licensor hereby grants to Licensee, during the term of this
Agreement, and upon the terms and conditions hereinafter set forth, a non-assignable right and license to market, sell, manufacture, and distribute the Licensed Technologies within the Territory. The Licensee shall have the right, upon receipt of written approval and due diligence by the Licensor, to sublicense any of the rights and licenses granted herein to third parties with the written consent of Licensor, which consent shall not unreasonably be withheld.

2.2      Licensee shall have no rights with respect to the Licensed Technologies outside the defined Territory unless approved in writing by the Licensor in the form of an "addendum to License Agreement."  Any and all other rights specifically not granted to Licensee herein are reserved exclusively to the
Licensor. No intellectual property rights are hereby granted with this licensing agreement. All intellectual property rights remain with the Licensor.

2.3      Licensee's Efforts: Licensee agrees to use its best professioal efforts to distribute, market, promote, sell and /or manufacture the Licensed
Technologies throughout the Territory. Licensee's efforts will be subject to review and/or license modifications by the Licensor should the Licensee not meet standards, expectations or performance/production goals as set and agreed upon between the Licensor and Licensee.

3. TERM.

     The term of this Agreement shall commence on the date of execution hereof and shall continue for a period of Three (3) License Years, and shall automatically renew for Three (3) succeeding License Years unless earlier terminated by either party upon not less than one hundred and twenty (120) days prior written notice to the other of intent to terminate. Additional extensions of three (3) year periods are negotiable. No termination notice or termination of this Agreement shall relieve Licensee from paying any and all obligations owed by it to Licensor up to the date of termination. Upon termination of this
Agreement, Licensee shall cease to sell, market, distribute, and/or manufacture any and all of the Licensed Technologies unless modified or amended in writing by the Licensor. Effective the date of termination the Licensee shall have no further rights under this Agreement and to the Licensed Technologies.

4. QUALITY CONTROL, STANDARDS, AND OWNERSHIP.

4.1      Quality Control: Licensee shall acquire the Licensed Technologies only from the Licensor. However, in the event Licensor grants Licensee, in writing, the right to manufacture the Licensed Technologies or sub-license the manufacturing rights, the Licensee shall meet all of the product design and specifications imposed by the Licensor. No changes or modifications in manufacturing shall be made to the Licensed Technologies without the express written consent to the Licensor and its engineering advisory consultants.
Licensee's failure to adhere to the foregoing requirements shall be grounds for the immediate termination of this Agreement by the Licensor.

4.2      Use of Licensed Technologies:  Licensee agrees not to market, sell, distribute or otherwise use, manufacture, modify the use and applications of the
Licensed Technologies in any manner whatsoever without first obtaining all the required permits, licenses, approvals and consent as may be required by the laws of any jurisdiction in which the Licensed Technologies will be sold, distributed, marketed, and/or manufactured by the Licensee or any Sub-Licensee.

4.3      Ownership of Licensed Technologies: Nothing in this Agreement Shall confer upon Licensee any ownership interest in the Licensed Technologies, and such indicia of ownership in the Licensed Technologies, inclusive of methodology, patents and Technologies/protocols are exclusively retained by the
Licensor.

4.4      Certificate of Conformance: Licensee shall apply for any required certificates of building standards and code approvals as required in the
Territory, and shall meet any and all manufacturing standards imposed by governmental authorities in the Territory.

5.       CONFIDENTIAL INFORMATION.

5.1      Confidential Information: Licensee acknowledges that Licensor's trade secrets, private or secret processions, methods, protocols, resonance equipment, and ideas, as they exist from time to time, as well as other corporate information concerning Jacobson Resonance Technologies as developed by the
Licensor and contemplated in this Agreement restricts the Licensee to disclosure of information. The Licensee hereby warrants that it has executed a confidentiality agreement with the Licensor prior to the execution of this agreement and that the Licensee will safeguard and preserve said confidentiality. The Licensee further agrees to require from its Sub-Licensees, officers, employees and or agents to relinquish any and all rights it may have in any matter, such as drawings, bill of materials, documents, samples and models/prototypes and to promptly deliver to the Licensor any such matter as the
Licensor may direct at any time; and not to retain any copies or other reproductions of ant kind without the express written consent of the Licensor. A breach of this 5.1 confidentiality section is subject to immediate termination of any license or sub-license agreement and other legal remedies under law by the Licensor included but not limited to monetary damages, equitable relief, temporary restraining order, temporary and permanent injunction or any other remedy available to the Licensor.

5.2      Exclusions: Confidential information does not include the following:
(a) information which is public and has been released by the Licensor; (b)
information in the public domain; (c) information disclosed by a third party who was free to disclose it, provided that the burden shall be upon the Licensee to establish that this exclusion is applicable; and (d) disclosure of information through no wrongful act of the Licensee and or Sub-Licensee.

5.3      Execution of Agreement:  Licensee agrees that the Licensee's assigned personnel, including Sub-Licensees engaged by the Licensee, will prior to commencement of their assigned activities relating to the Licensed Technologies, acknowledge in writing that they agree to be bound by the provisions set forth in section 5 of this License Agreement. Despite the express agreement of the parties, any provision as stated herein shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that the provision shall be interpreted to the maximum extent in any and all other respects as to which it may be enforceable.
Nothing contained herein shall be construed as prohibiting the Licensor from pursuing any and all other remedies available to it for such breach or threatened breach of confidentiality.

5.4      Restriction: During the term of this Agreement, and for a period of two
(2) years following completion of all services rendered by Licensee pursuant to this Agreement, Licensee agrees that it will not, directly or indirectly, either for itself or on behalf of any third party, develop, engineer, manufacture, produce or consult to do any of the foregoing, relating to any device employing magnetic technology, whose purpose is the direct or indirect competition with the Licensor.

5.5      Remedies: Licensee acknowledges and agrees that Licensor's remedy at law for a breach or threatened breach of the provisions of this Section 5 would be inadequate and the breach shall be per se deemed as causing irreparable harm to Licensor. In recognition of this fact, in the event of a breach by Licensee of any of the provisions of this Section 6, Licensee agrees that, in addition to any remedy at law available to Licensor, including, but not limed to monetary damages, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to Licensor. In the event that, despite the express agreement of the parties, any provision stated herein shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that the provision shall be interpreted to extend only to the maximum extent in any and all other respects as to which it may be enforceable, all as determined by such court or tribunal. Nothing herein contained shall be construed as prohibiting Licensor from pursuing any other remedies available to it for such breach or threatened breach.

6.       ADVERTISING AND ADVERTISING MATERIALS.

6.1.     Advertising Approval: A copy of any and all materials that Licensee proposes to use in connection with its marketing and distribution of the
Licensed Technologies shall be provided to Licensor (together with an English translation thereof if such materials are prepared in a language other than
English) 30 days in advance of any publication or distribution for review.
Licensed Technologies manufactured for export and orders placed by other
Licensee's of the Licensor which will be sold outside of the Territory will require that the informational content be approved to meet importation guidelines and claims made.

7.       ROYALTIES.

7.1.     Manufacturing and/or Distribution Royalty:

7.1.1    Minimum Royalty Requirement: In consideration for the Licensee granted hereunder, Licensee shall pay to Licensor a minimum royalty (the "Minimum
Royalty") of $30.00 US dollars per portable unit priced upwards of $499.00 plus
10% of the gross profit of P.E.R. All portable units priced at $500.00 and above will inure a 15% royalty of the gross profit of P.E.R. to the Licensor. All add-on and replacement parts will generate a 15% royalty of the gross profit of
P.E.R. to the Licensor. These royalties will be paid quarterly in US dollars within fifteen (15) days after the end of the quarter. (See EXHIBIT B). (Please note that there is a possibility of having a manufacturing license agreement and a separate distribution agreement and both carry a royalty payment to the
Licensor).

7.1.2    Payment of Manufacturing Royalty:  Licensee shall pay to Licensor a manufacturing and/or Distribution royalty fee (if applicable) per each resonator constructed, produced, assembled, sold or placed into service (sold) a
Manufacturing Royalty ("Manufacturing Royalty") Payment of (Not Applicable to
P.E.R., Inc., see section 7.1) per each resonator produced and or distributed by the Licensee or Sub-Licensee.

7.1.3    The Manufacturing Royalty payments hereunder shall be accounted for and paid quarterly in United States currency (dollars) within fifteen (15) days after the close of each three (3) month period, quarter, during each License
Year. A manufacturer report must accompany payment.

7.1.4    The Licensee is responsible for the collection of any royalty payments due from Sub-Licensees and remittance of such royalty payments to the Licensor.
The Manufacturing Royalty payable for each such accounting period during each
License Year shall be computed on the basis of gross business volume from the beginning of each License Year through the last day of the most recent accounting period during such year. Licensor and its duly authorized representatives have the right, upon reasonable notice, during regular business hours at Licensee's principal offices in Florida, for the duration of this
Agreement and for five (5) years thereafter, to audit said books of account and records of Licensee and examine all other documents and material in the possession or under the control of Licensee with respect to matters which are required to be reported to Licensor under this Agreement within three (3) years after the end of each License Year, and to make extracts and copies thereof.
Licensee's accounting records of sales shall be maintained separately from
Licensee's accounting records relating to other items manufactured or sold/distributed by Licensee or its Sub-Licensees. All such books of account, records and documents shall be kept available by Licensee or its Sub-Licensees for at least five (5) years after the end of each year to which they relate. In connection with any audit or examination pursuant to this paragraph, Licensor and its duly authorized representatives shall have the right to examine and inspect Licensee's physical inventory of Licensed Technologies, wherever same is kept. Licensor shall have a period of time of three (3) months following the close of any audit to assert any claims for discrepancies.

Any claims not asserted within the three (3) month period following the close of any audit will be barred. The provisions of this paragraph and Licensee's obligations hereunder shall survive the expiration or termination of this
Agreement.

7.1.4    Distribution Royalty and Representation: The Licensee agrees to pay the
Licensor upon the sales, placement, and/or distribution of any resonator whether medical, industrial or any other Technologies use a royalty licensing fee (the
"Distribution Royalty") equal to; (Not applicable to P.E.R., Inc., see section
7.1) % of the net sales price for which the Licensee or its Sub-Licensee sells, places and/or distributes said resonator. These Distribution Royalty payments are on a per unit basis. Payment shall be made within 15 days after the close of every quarter in U.S. Funds. A summary report on sales and activities must accompany payment. The Licensee is responsible for the collection of any royalty payments due from its Sub-Licensees and remittance of such royalty payments to the Licensor. The Licensor reserves the right to inspect any and all transactions, records, receipts and payments records pertaining to this agreement under Sections 5 and 7. Licensee will make available any and all payment records in order to substantiate proper accounting of royalties to the
Licensor. The Licensor agrees to pay for any and all expenses inclusive accounting personnel, travel, lodging, etc. with regards to such an inspection and review. The Licensor agrees to provide a minimum of 10 days notice prior to such an accounting audit. Within 30 days of completion of such an accounting audit the Licensor will provide to the Licensee a complete report of the audit for their records. Any payments due to the Licensor or credits/refunds due to the Licensee will be paid within 30 days of audit report issue date.

The Licensee grants to the Licensor the right to audit any and all books and records pertaining to the Licensed Technologies, twice a year by the Licensor's designated accounting and corporate personnel.

7.2      Initial License Payment: The Licensee shall pay the Licensor for consideration in granting said license to the Licensee the sum of $100,000.00 dollars.  This payment is to be received by the Licensor in payments as per the schedule below.

(a)      Initial payment of $25,000 upon signing of this agreement.

(b)      10% of investment funds raised as received by P.E.R., Inc., with the balance of 25% raised as each benchmark of subsequent $100,000 is raised for P.E.R. until the $100,000 licensing fee is paid to the
         Licensor, no later then six (6) months after the signing of this agreement.

7.3      Licensed Technologies Liability Insurance: Licensee shall procure and maintain at its own expense in full force and effect at all times during which
Licensed Technologies are being sold and for so long as Licensee remains in business, with a responsible insurance carrier reasonably acceptable to
Licensor, a products liability insurance policy with respect to Licensed
Technologies with a limit of liability of not less than $1,000,000.00 USD. Such insurance policy shall name Licensor as an additional insured and shall provide for at least thirty (30) days prior written notice to said parties of the cancellation or substantial modification thereof. Such insurance may be obtained by Licensee in conjunction with a policy of products liability insurance which covers products other than Licensed Technologies. Licensee shall deliver a certificate of such insurance to Licensor promptly upon issuance of said insurance policy and, from time to time upon reasonable request by Licensor promptly shall furnish to Licensor evidence of the maintenance of said insurance policy. Nothing contained in this Section 7.3 shall be deemed to limit in any way the indemnification provisions of Section 10 below.

The provisions of this paragraph and Licensee's obligations hereunder shall survive the expiration or termination of this Agreement. (*Explanation of liability for manufacturing, see addendum.)

     Insurance Carrier: ______________________________________________________

     (A copy of the liability insurance policy is to be sent to the Licensor upon issuance).

8        BOOKS, RECORDS & STATEMENTS

8.1      Books, Records & Statements: Licensee shall prepare and maintain complete and accurate books of account, records and statements. The Licensee shall deliver to the Licensor, at the time each Manufacturing or Distribution
Royalty payment is due, a statement signed by duly authorized officer of
Licensee certifying (a) the amount of sales made during the period covered by such royalties; (b) the basis for computation of the amount of royalty included in such statement.

         In connection with any audit or examination pursuant to this section.
Licensor and its duly authorized representatives shall have the right to examine and inspect Licensee's physical inventory of products utilizing Licensed
Technologies, wherever same is kept. Any claims not asserted within a year following the close of any audit will be barred.

8.2      Audit Expenses:  If, as a result of any audit of the Licensee's books, records and statements it is shown that Licensee's Sales/Manufacturing Royalty payments were less than the amount which should have been paid by an amount equal to four percent (4%) or more of the payments actually made with respect to sales or manufacturing occurring during the period in question, Licensee shall reimburse Licensor for the cost of such audit and shall make all payments required to eliminate any discrepancies which may have been revealed by such an audit. Any request for payment shall be accompanied by a detailed report setting forth the deficiency.

9.       OWNERSHIP AND PROTECTION OF THE LICENSEDTECHNOLOGIES

9.1      Restriction on Use of Name: Licensee shall not have the right to use the Licensor's name or the name "Jacobson" in the name of its corporation or as an assumed name of its corporation.

9.2      Ownership of Licensed Technologies:  Licensee acknowledges that the
Licensor is the owner of all rights, title and interest in and to the Licensed
Technologies and is also the owner of the goodwill attached or which shall become attached to the Licensed Technologies in connection with the business and goods in relation to which the same has been.

9.3      Licensee's Cooperation: The Licensee shall not at any time, do or suffer to be done any act or thing which may adversely affect any rights of the
Licensor in and to the Licensed Technologies or any registrations thereof or which, directly or indirectly, may reduce the value of the Licensed Technologies by Licensee or confers rights to the Licensed Technologies. Licensee hereby assigns its entire right, title and interest in and to any such rights to the
Licensed Technologies to Licensor subject to the terms hereof.

9.4      Licensee's Cooperation: At Licensor's request, Licensee shall execute any documents reasonably required by the Licensor to confirm Licensor's ownership of all rights in and to the Licensed Technologies in the Territory and
the respective rights of Licensor and Licensee pursuant to this Agreement,.
Licensee shall cooperate with Licensor in connection with the filing and prosecution of applications to register the Licensed Technologies to Licensor subject to the terms hereof.

9.5      Legal Requirements: Licensee shall use the Licensed Technologies in the
Territory strictly in compliance with the legal requirements in the Terrirory pertaining thereto.

9.6      Prohibition Against Challenges by Licensee: Licensee never shall challenge or take any action in conflict with, or potentially in conflict with,
Licensor's ownership of or the validity of the Licensed Technologies or any applications for registration thereof, or any trademark, governmental license, or any rights of the Licensor therein.

9.7      Infringement Actions: In the event that either Licensor or Licensee learns of any infringement or imitation of the Licensed Technologies or of any use by any person company which is utilizing the like device or patent similar to the Licensed Technologies, whether in the Territory or not, they shall notify the other party. Upon such notification the Licensor shall take such action as it deems advisable for the protection of its rights in and to the Licensed
Technologies and, if requested to do so by the Licensor, Licensee shall cooperate with Licensor in all reasonable respects, at the Licensor's sole expense. Licensor recognizes that in regard to any counterfeiting of the
Licensed Technologies, Licensee may take immediate legal action, at its own expense, upon prior notification and approval by the Licensor. Such approval shall be deemed to have been granted unless within four (4) business days after the receipt of such request, Licensor notifies the Licensee in writing of its disapproval. Licensor shall cooperate with Licensee in taking such legal action, at no cost to the Licensor.

10.      INDEMNITY

10.1     Indemnity: Excepting in regard to trademark infringement actions,
Licensee does hereby save and hold Licensor harmless of and from and indemnify
Licensor against any and all losses, liability, damages and expenses (including reasonable attorney's fees, costs and expenses through appeal) which Licensor may incur or may be obligated to pay, or for which Licensor may become liable or be compelled to pay in any action, claim or proceeding against it by reason of any acts, whether by omission or commission, that may be claimed to be or are actually committed, permitted to take place or suffered by the Licensee or any of its Sub-Licensees, contractors, agents, employees, officers or management in connection with the Licensee's performance under this Agreement. Licensee will keep Licensor apprised of any actions and shall give prompt notice to the
Licensor and where practicable, in advance of any action to be taken by
Licensee.

         The provisions of this paragraph and Licensee's obligations hereunder shall survive the expiration or termination of this Agreement.

10.2     Relationship of the Parties:  The Licensee is not granted any right or authority to assume or create any obligation or responsibility, express or implied on behalf of or in the name of the Licensor or bind the Licensor in any manner or thing whatsoever. The Licensee shall obtain and be required to maintain any contractual fees, governmental taxes, contributions and other payable sums inclusive of any type of available public health insurance, workman's compensation, and any other contributions as required by law within the Territory to maintain an active business status. The Licensee shall be responsible to hold the Licensor harmless for all and any claims, demands or suits which may result from any misconduct or negligence of the Licensee's owners, personnel, agents, consultants, officers, management and /or employees.

11.      DEFAULTS

11.1     Default Right to Terminate:  If the Licensee fails to make any payment due hereunder, (a) Licensee shall pay interest thereon from and including the date such payment becomes due until the entire amount is paid in full at a rate equal to three percent (3%) per annum over the prime rate charged by CitiBank,
N.A., New York as of the close of business on the date the payment first becomes due, but in no event greater than the highest rate permitted by law; (b) if such a default shall continue uncured for a period of sixty (60 days) after written notice is received by Licensee, the Licensor then shall have the right to terminate this Agreement immediately upon notification to the Licensee by the
Licensor to terminate.

         The Licensee shall have the option of preventing the termination of this Agreement by taking corrective action that cures the default, if such corrective action is taken prior to the end of the time period stated in the previous paragraph (Section 11.1) and if there are no other defaults during such time period.

         The Licensor shall have the right to terminate this Agreement in the event of a default in the Minimum Royalty Payment and/or Three (3) or more default notices occur within a 12 month period whether such notices of default were cured by the Licensee or not.

11.2     Breach of Material Condition: If the Licensor or Licensee otherwise fails to perform any of the material terms, conditions, agreements or covenants in this Agreement on its part to be performed (hereinafter referred to as "Other
Default") and other default is not curable, or if such default is curable but continues uncured for a period of sixty (60) days after notice thereof has been given to the defaulting party in writing by the other party or all reasonable steps necessary to cure such other default have not been taken by the defaulting party within sixty (60) days after notice thereof has been given to the defaulting party in writing by the other party or all reasonable steps necessary to cure such other default have not been taken by the defaulting party within sixty (60) day period, the other party at its sole election may terminate this
Agreement forthwith by written notice.

11.3     Bankruptcy, Insolvency and Related Occurrences: In the event that
Licensee files a petition in bankruptcy, is adjudicated as bankrupt or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding or if a petition in bankruptcy is filed against it, which is not vacated within sixty (60) days, or it becomes insolvent or makes an assignment for the benefit of its creditors or a custodian receiver or trustee is appointed for it or a substantial portion of its business assets, which is not discharged within sixty (60) days, this
Agreement shall terminate automatically and forthwith.

11.4     No Right of Licensee to Continue Agreement: The rights granted herein are personal to Licensee and no assignee for the benefit of creditors, custodian, trustee in bankruptcy or any official charged with taking over custody of Licensee's assets or business shall have any right to continue this
Agreement or to exploit or in any way use the Licensed Technologies if this
Agreement terminates. Nothing herein shall be deemed to preclude or impair any rights and remedies which the Licensor may have as a creditor in any bankruptcy proceeding.

12.      RIGHTS OF TERMINATION

12.1     Licensor Claims for Damages: In the event of termination as a result of a breach by the Licensee, Licensor shall have the option of (a) demanding in writing that the Licensee pay to it, in addition to any Royalty payments then owed to the Licensor for Manufacturing and Distribution, as well as any additional monies owed for services provided to the Licensee if any, as liquidated damages and not as a penalty sum, a sum equal to the total annual minimum royalty payments remaining unpaid for the balance of the then current term of this Agreement. If Licensor does not collect such amount from a new licensee in an arms length transaction for the same period of time such minimum royalty covers, upon reasonable efforts by Licensor to obtain a new licensee or unless Licensor retains the license of itself or any affiliate or (b) waving its claim for liquidated damages by asserting a claim for actual damages in a judicial or other proceeding.

12.2     Injunctive Relief - Licensed Technologies: Licensee hereby acknowledges the irreparable harm that Licensor will incur from any unauthorized use of the
Licensed Technologies.

         Licensor shall have and hereby reserves all rights and remedies which it has, or which are granted to it by operation of law or equity to prohibit the unlawful or unauthorized use of the Licensed Technologies included but not limited to seeking a temporary restraining order, preliminary and/or permanent injunction.

12.3     Inventory: Upon the expiration or termination of this Agreement,
Licensee immediately shall deliver to the Licensor complete and accurate schedule of Licensee's inventory of products Licensed Technologies and of related work in process then on hand ("inventory").

12.4     Sale of Inventory: If this Agreement expires or is terminated other than by Licensor then the Licensee shall be entitled for an additional period of six (6) months only on a non-exclusive basis to sell and dispose of its inventory. Such sales shall be made subject to all of the provisions of this
Agreement inclusive accounting and payment of royalty. Such payment shall be due within thirty (30) days after the close of said six (6) month extention period.

12.5     Reversion of Rights to Licensor: Except as specifically provided in this Agreement above, on the expiration or termination of this Agreement, all of the rights of Licensee under this Agreement shall terminate forthwith and shall revert immediately to Licensor, all royalties on sales and manufacturing shall become immediately due and payable and Licensee shall discontinue forthwith all use of the Licensed Technologies, and shall promptly transfer to Licensor free of charge any and all registrations, filings, and rights if any with regards to the Licensed Technologies which it may have possessed at any time.

         Licensee hereby irrevocably appoints Licensor as Licensee's attorney-
in-fact, effective upon the termination or expiration of this Agreement, to take the necessary steps on Licensee's behalf in the Territory to cancel any recordation of the license granted hereunder and to execute any instruments necessary or desirable to confirm termination of Licensee's rights under this
Agreement.

13.      REPRESENTATION AND WARRANTIES OF LICENSOR

13.1     Representations and Warranties. Licensor represents and warrants that the Licensor has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder.

14.      NOTICES

14.1     Notice Requirements: All reports, approvals, requests, demands, and notices (collectively "notices") required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed to be duly given if personally delivered or if sent (by facsimile or overnight courier) to the party concerned at its address set forth in this Section. Copies of all notices to the
Licensor and all Payments required to be made to Licensor, shall be sent to:

     Jacobson Resonance Enterprises, Inc.
     8200 Jog Road, Suite #100
     Boynton Beach, FL 33437
     USA

     Copies of all notices to Licensee shall be sent to:

     P.E.R. Inc.
     Suite 4, Temple Building
     Main & Prince William Streets
     Charlestown, Federation of St. Kitts Nevis.

15.      ASSIGNABILITY

15.1     Assignability and Binding Effect: The Licensee maintains the right to assign, sub-license or transfer this License Agreement to qualified companies in the Territory with the approval and consent of the Licensor, said approval not to be unreasonably withheld. Any such assignment rights to distribute and or manufacture the Licensor's Licensed Technologies shall be made in compliance with existing License Agreement and any Sub-Licensee shall agree in writing to be bound by the same substantive terms and conditions hereof. Except as provided herein, this Agreement shall inure to the benefit of and shall be binding upon the parties, Licensee's permitted successors and assigns, and Licensor's successors, transferees and/or assigns.

         Licensor has the right under this Agreement to transfer and/or assign this Agreement as it may deem prudent or necessary without any consent or approval from the Licensee. The Licensor will notify within ten (10) days the
Licensee of such transfer or assignment has been executed by the Licensor in writing. In the event of any such transfer or assignment by Licensor, the transferee or assignee shall have all of the rights, and shall assume and be subject to all of the obligations of Licensor under this Agreement.

16.      RESOLUTION OF DISPUTES

16.1     Jurisdiction: The Licensor and Licensee hereby irrevocably submit to the personal jurisdiction of the federal and state courts of the State of
Florida, in the venue of Palm Beach County (the "Courts") in any action or proceeding arising out of or relating to this Agreement. In any court proceeding, the Courts shall have exclusive jurisdiction over the subject matter of this Agreement.

16.2     Waiver of Immunity: To the extent that either party has or hereafter may acquire any immunity from jurisdiction of any court or from legal process with respect to itself or its property, the parties irrevocably waive such immunity with respect to their respective obligations under this Agreement.

17.      MISCELLANEOUS

17.1     Services: Unless otherwise provided, in the event the Licensee elects as evidenced by an agreement in writing to purchase any services from the
Licensor, it shall pay for such services at the Licensor's rates then currently in effect for such services as set forth in writing. All invoices for such services shall be paid by the Licensee within thirty (30) days after receipt thereof.

         The Licensee will be responsible for any incidentals associated with the purchase of any services from the Licensor. The Licensee will be responsible for any importation charges such as customs, shipping, duties and incidentals for any products utilizing Licensed Technologies being shipped into the
Territory by the Licensor. The Licensee is also responsible for business development expenses within the Territory inclusive of research, permits, personnel, product services, maintenance, etc.

18.      GOVERNING LAW

18.1     Governing Law Entire Agreement: This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida, USA; contains the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written understandings and agreements. This Agreement may not be modified, amended, discharged or terminated orally except by a written notification signed by the party against whom the modification, discharge or termination is sought to be enforced.

19.      WARRANTIES

19.1     Warranties: The Licensor does not make any warranties with respect to the use, sale, manufacturing, or other transfer of the Licensed Technologies by
Licensee or by any third party.  In no event will the Licensor be liable for direct, indirect, special, incidental, or consequential damages, that are in any way related to the Licensed Technologies.

19.2     Relationship: Nothing herein contained in this Agreement shall be construed to constitute the parties hereto as partners or joint venturers, or either as agent of the other, and no party shall have any power to obligate or bind the other in any manner whatsoever.

19.3     Waivers: No waiver by either party, whether express or implied, of any provision of this Agreement, or of any breach or default thereof, shall constitute a continuing waiver of such provision or of any other provision of this Agreement.  Acceptance of payments by the Licensor shall not be deemed a waiver by Licensor of any violation or default under any of the provisions of the Agreement by the Licensee.

19.4     Severability: If any provision or any portion of any provision of this
Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement and the remaining portion  of any provision held void or unenforceable in part shall continue in full force and effect.

19.5     Descriptive Headings: The descriptive headings used and inserted in this Agreement are for convenience only and shall not be deemed to affect the meaning or construction of any provision of this Agreement.

     IN WITNESS THEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                             JACOBSON RESONANCE ENTERPRISES, INC.

                             /s/ Harvey Grossman
                                 Harvey Grossman, President & Chief Operating Officer

                             P.E.R. Inc.

                             /s/ David H. Davis
                                 David H. Davis, President

                                    EXHIBIT A

                                   TERRITORIES

         The territories granted under this agreement for the marketing and distribution of Portable Battery Powered Resonators For Human Usage are as
follows.

1.   Worldwide coverage excepting the United States of America.
2.   Upon FDA clearance, the "right of last refusal" for the United States of
     America will be granted to P.E.R., Inc. (See exhibit B for licensing rights
     & fees, royalties, and performance criteria).

                                    EXHIBIT B

           LICENSING RIGHTS & FEES, ROYALTIES AND PERFORMANCE CRITERIA

1.  Licensing fee for worldwide distribution excepting the United States of
    America = $100,000 as per the pay out schedule as outlined in section 7.2.

A.       Initial payment of $25,000 upon signing of this agreement.
B.       10% of investment funds raised as received by P.E.R., Inc., with the balance of 25% raised as each benchmark of subsequent $100,000 is raised for P.E.R. until the $100,000 licensing fee is paid to the
         Licensor, no later then six (6) months after signing of this agreement.

2.  Royalty payments to JRSE as stated in section 7.1.1. are as follows.

A.       $30.00 US dollars per portable unit priced upwards of $499.00 plus 10%
         of the gross profit of P.E.R. to the Licensor.  All portable units priced at $500.00 and above will inure a 15% royalty of the gross profit to the Licensor.  All add-on and replacement parts will generate a 15% royalty of the gross profit of P.E.R. to the Licensor.  These royalties will be paid quarterly in US dollars within fifteen (15) days after the end of the quarter.

3.  Performance criteria for P.E.R.

A.       Twelve (12) months from first day of sales = 2,200 units.
B.       From the 13th to the 24th month of sales  = additional 2640 units.
C.       From the 25th to the 36th month of sales = additional 3168 units.
D.       The total for the first three years of sales will equal no less then
         8008 units.

4.  FDA clearance procedure in the United States of America for the Battery
    Powered Portable Resonator for Human Usage and licensing rights for P.E.R.,
    Inc.

A.       JRSE and P.E.R. are aware that FDA clearance is needed in order to market the portable resonators in the USA. JRSE and P.E.R. are also aware that as in all devices requiring clearance that one indication at a time is submitted to FDA for that clearance.

B.       JRSE and P.E.R., Inc. will share in the costs for each clinical study required by FDA for clearance and both will be reimbursed "off the top"
         upon initiating sales of the cleared resonator.  In the event that either JRSE or P.E.R., Inc. pays in full for the required clinical studies for clearance that entity will be reimbursed in full "off the top" upon initiating sales of the cleared resonator.

C.       P.E.R., Inc. is granted forthwith the "right of last refusal" to obtain licensing rights in the USA for the marketing and distribution of the
         FDA "cleared" portable unit. P.E.R., Inc., will have met all the previously stated performance criteria to qualify for this "right of last refusal."

         1. The value assessment (cost) to obtain this licensing rights and royalty structure will be determined immediately after FDA clearance is given.

         2. In the event that a third party/entity bids on the licensing rights and this bid is accepted, JRSE and P.E.R., Inc. agree to:

             a. Divide the value of the licensing rights in the following manner
                -  75% (seventy-five percent) to JRSE and 25% (twenty-five percent) to P.E.R., Inc.  This includes, but is not limited to, licensing fees, royalties, etc.